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Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

        This Executive Employment Agreement (this "Agreement"), dated as of the 12th day of September, 2002, between Paul-Son Gaming Corporation, a Nevada corporation (together with its successors or assigns as permitted under this agreement, the "Company"), and Eric P. Endy (the "Executive").

        The Company desires to employ the Executive and enter into this Agreement embodying the terms of such employment, and the Executive desires to enter into this Agreement and to accept such employment.

        In consideration of the mutual covenants and for other good and valuable consideration, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

1.
DEFINITIONS

        (a)  "Affiliate" shall mean an entity controlling, controlled by or under common control with another entity. "Control"shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, contract or otherwise.

        (b)  "Base Salary" shall mean the salary provided for in Section 4 below subject to such increases as may be made from time to time.

        (c)  "Board" shall mean the Board of Directors of the Company.

        (d)  "Business Day" shall mean any day other than a weekend, a federal or state holiday or a vacation day for the Executive.

        (e)  "Cause" shall mean:

          (i)    Executive's conviction of a felony by a criminal court of competent jurisdiction or any other criminal conviction of Executive for embezzlement, fraud, misappropriation of funds, or any crime involving moral turpitude against the Company that materially adversely affects the Company;

          (ii)  (A) the engagement by the Executive in gross misconduct; or

            (B)  the Executive's continued failure to substantially perform the Executive's obligations as a Director of the Company; or

            (C)  the Executive's continued failure to substantially perform the Executive's obligations set forth in this Agreement as Executive Vice President of the Company, where the Executive has failed to substantially cure such misconduct or failure within the shorter of twenty (20) business days or thirty (30) calendar days of written notice to Executive by the Company specifying the facts constituting such misconduct or failure, provided that Executive shall be entitled to only one (1) such notice under each clause of Section 1(e)(ii);

          (iii)  breach by Executive of Section 10 or 11 of this Agreement;

          (iv)  material breach of any other provision of this Agreement, if such breach is not cured within the shorter of twenty (20) business days or thirty (30) calendar days following receipt by Executive of written notice by the Company specifying the facts constituting and relating to the breach, provided that Executive shall be entitled to only one (1) such notice; or

          (v)  loss of Executive's gaming license issued by any governmental entity having jurisdiction over gaming or denial of the issuance of a gaming license to be issued by any governmental entity having jurisdiction over gaming.

        (f)    "Change in Control" shall mean the occurrence of any one of the following events:

          (i)    any "person" (as that term is used in Section 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")), other than an employee benefit plan of the Company, or a trustee or other of their affiliates, the Endy Family Trust or the former stockholders of Bourgogne & Grasset ("B&G"), becomes the "beneficial owner" (as defined in

  Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50.1% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at the election of directors; or

          (ii)  individuals who constitute the Board of Directors on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by at least a majority of the directors comprising the Incumbent Board, or whose nomination or election was approved by a majority of the Board of Directors serving under an Incumbent Board, shall be, for purposes of this clause (ii), considered as if he or she were a member of the Incumbent Board; or

          (iii)  the merger, consolidation or sale of all or substantially all the assets of the Company occurs where the other party to such transaction is not an Affiliate of the Endy Family Trust, or any former stockholder of B&G.

        (g)  "Common Stock" shall mean the common stock, $.01 par value, of the Company.

        (h)  "Confidential Information" shall mean information in whatever form, including, without limitation, information that is written, electronically stored, orally transmitted, or memorized, that is material, non-public information, or a trade secret as defined by Nevada Revised Statutes 600A.010 et. seq. and that is created, discovered, developed, or otherwise becomes known to the Company, or in which property rights are held, assigned to, or otherwise acquired by or conveyed to the Company, including, without limitation, any idea, knowledge, know-how, process, system, method, technique, research and development, technology, software, technical information, trade secret, trademark, copyrighted material, reports, records, documentation, data, customer or supplier lists, tax or financial information, business or marketing plan, strategy, or forecast. Confidential information does not include information that is or becomes generally known within the Company's industry through no act or omission by the Executive; provided, however, that the compilation, manipulation, or other exploitation of generally known information may constitute Confidential Information.

        (i)    "Constructive Termination Without Cause" shall mean that, without the Executive's prior written consent, one or more of the following events occurs:

          (a)  the Executive is removed from the position of Executive Vice President for any reason other than the termination of employment for Cause, Disability or death;

          (b)  the assignment to Executive of duties incommensurate with his status as Executive Vice President;

          (c)  the Executive's Base Salary as provided for in Section 4 below is decreased or benefits under any employee benefit plan or program of the Company is or are reduced, except pursuant to change in such plan or program affecting all employees of the Company;

          (d)  the Executive's principal office is relocated outside of the Las Vegas, Nevada metropolitan area;

          (e)  the Company fails to obtain a written agreement from any successors of the Company to assume and perform this Agreement;

          (f)    the Executive is not reelected to the Board of Directors during the Term of Employment; or

          (g)  there is a Change of Control and Executive's employment is terminated for any reason other than Cause, Disability or death within ninety (90) days thereafter.

        (j)    "Disability" shall mean the Executive's inability, for a period of six consecutive months, to render substantially the services provided for in Section 3(a) below by reason of mental or physical disability, whether resulting from illness, accident or otherwise.

        (k)  "Term of Employment" shall mean the five-year period specified in Section 2 below.

2.
TERM OF EMPLOYMENT

        (a)  The Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, in the position and with the duties and responsibilities as set forth in Section 3 below for the Term of Employment, subject to the terms and conditions of the Agreement.

        (b)  The Term of Employment shall be for a period of five years commencing on September 12, 2002, and, unless sooner terminated as provided in Section 10, terminating at 11:59 p.m. (P.D.T.) on September 12, 2007.

3.
POSITION, DUTIES AND AUTHORITIES

        (a)  During the Term of Employment and subject to the customary, reasonable policies and directives established by the President, the Executive shall be employed as full-time Executive Vice President, with the duties, responsibilities and authorities commensurate with such title as may be assigned from time to time by the President, subject to material changes in the Executive's responsibilities being approved by the Board of Directors of the Company. The Executive shall report to and be under the reasonable direction and control of the President of the Company.

        (b)  The Executive is permitted to engage in charitable and community affairs, managing personal investments and serving as a member of boards of directors of industry associations or non-profit or for profit organizations so long as such activities do not materially interfere, in the reasonable opinion of the President, with the Executive carrying out his duties and responsibilities under this Agreement. Prior to the date hereof, the Executive has disclosed to the Company in writing his current involvement in such entities or organizations. Not less often than on January 1 of each year, the Executive shall disclose in writing to the President of the Company any changes to the information with respect to involvement in such entities or organizations.

4.
BASE SALARY

        During the Term of Employment, the Executive shall be paid by the Company a Base Salary payable no less frequently than in equal bi-weekly installments at an annualized rate of $200,000; subject to increase as may be determined by the Company within its sole discretion and as set forth below.

5.
PERFORMANCE BONUS

        The Executive shall be eligible to participate in whatever performance bonus plans or programs available to other senior level executives in the Company performing functions and duties similar to Executive, provided that any award of bonus to the Executive shall be in the sole discretion of the Board of Directors of the Company.

6.
STOCK OPTIONS

        The Executive shall be eligible to participate in any stock option plan(s) available to senior level executives of the Company performing functions and duties similar to the Executive. Any award of stock options shall be in the sole discretion of the Board of Directors or the Compensation Committee of the Board. The terms of any stock options offered to the Executive shall be as provided in the Company's Stock Option Plan presently, Paul-Son Gaming Corporation 1994 Long Term Incentive Plan, or any successor(s) thereof.

7.
EMPLOYEE BENEFIT PROGRAMS

        (a)  During the Term of Employment, the Executive and his dependents shall be entitled to participate in whatever employee benefit plans the Company provides to its employees generally, such as medical, surgical, hospitalization, dental and visual insurance coverage. For such coverage, the Company shall pay the entire premium for Executive and one-half the premium for Executive's dependents. Company will pay all costs and expenses for these insurance program(s) or plan(s).

        (b)  During the Term of Employment, the Executive shall be entitled to participate in all employee incentive and benefit programs of the Company now or hereafter made available to the Company's senior executives or salaried employees generally, as such programs may be in effect from time-to-time, including, without limitation, pension and other retirement plans, profit-sharing plans, group life insurance, accidental death and dismemberment insurance, hospitalization, surgical, major medical and dental coverage, sick leave (including salary continuation arrangements), long-term disability, holidays and vacations.

        (c)  During the Term of Employment, the Company shall continue to provide the Executive, subject to insurability as a normal risk and at standard rates, with its current term life insurance coverage in an amount not less than $1,000,000. To the extent available, the Executive shall be provided an opportunity to purchase additional life insurance, at the Executive's own expenses. To the extent possible, the amount of life insurance described in the first two sentences of this Section 7(c) shall be provided by an individual policy that gives the Executive the right to assume the policy in the event of termination of employment.

        (d)  During the Term of Employment, the Executive shall be entitled to two weeks paid vacation per calendar year in accordance with the Company vacation policy as in effect from time to time.

8.
BUSINESS EXPENSE REIMBURSEMENT AND PERQUISITES

        (a)  During the Term of Employment, the Executive shall be entitled to receive reimbursement by the Company, upon submission of adequate documentation, for all reasonable out-of-pocket expenses incurred by the Executive in accordance with the Company's policies in performing services under this Agreement.

        (b)  During the Term of Employment, the Executive shall be entitled to the use of an automobile and reimbursement for all operating expenses associated therewith, including, without limitation, collision and liability insurance. The Executive shall be entitled to a monthly car allowance in an amount not to exceed $500.00.

        (c)  During the Term of Employment, the Executive shall be entitled to all other perquisites and benefits provided generally to other senior level executives of the Company.

9.
DEFERRED COMPENSATION

        If the Company adopts a compensation deferral program, the Executive shall be entitled to defer up to 25% of the Executive's Base Salary for each calendar year pursuant to such program.

10.
TERMINATION OF EMPLOYMENT

        (a)  Termination Due to Death or Disability.    In the event of the cessation of the Executive's employment under this Agreement due to death or Disability, the Executive or the Executive's legal representatives, as the case may be, shall be entitled to:

          (i)    (A) in the case of death, continued Base Salary and benefits under Section 6 (a) at the rate in effect at the time of death through the date of death, or (B) in the case of Disability, the disability benefits available under any disability insurance provided by the Company; (ii) any performance or other bonus, if any, earned under Section 5 hereof for a fiscal period already completed but not yet paid; (iii) reimbursement for expenses incurred but not yet reimbursed by the Company;

          (iv)  any deferred compensation, including any interest accrued on such deferred amounts; and

          (iv)  any other compensation and benefits to which the Executive or legal representatives may be entitled under applicable plans, programs and agreements of the Company.

        (b)  Termination by the Company for Cause.    The Board of Directors of the Company may elect to give the Executive written notice of its intention to terminate for Cause, specifying in such notice the event forming the basis for Cause. Subject only to any notice provided for in Section 1(e), termination shall be effective immediately upon delivery of notice hereunder. In the event of the Executive's employment is terminated by the Board of Directors of the Company for Cause, the Executive shall be entitled to:

          (i)    Base Salary at the rate in effect at the time of termination through the date of termination of employment;

          (ii)  reimbursement for expenses incurred but not yet reimbursed by the Company;

          (iii)  any deferred compensation, including any interest accrued on such deferred amounts; and

          (iv)  any other compensation and benefits to which the Executive may be entitled under applicable plans, programs and agreements of the Company.

        (c)  Termination Without Cause or Constructive Termination Without Cause.    In the event the Executive's employment is terminated by the Board of Directors of the Company without Cause (which shall not include a termination pursuant to Section 9(a)) or in the event of a Constructive Termination Without Cause, the Executive shall be entitled to:

          (i)    the Base Salary payable in bi-weekly installments for the remainder of the Term of Employment (the "Base Salary Termination Payment");

          (ii)  any performance or other bonus, if any, earned under Section 5 hereof for a fiscal period already completed but not yet paid;

          (iii)  reimbursement for expenses incurred but not yet reimbursed by the Company;

          (iv)  any deferred compensation, including any interest accrued on such deferred amounts; and

          (v)  any other compensation and benefits to which the Executive may be entitled under applicable plans, programs and agreements of the Company.

Termination Without Cause shall be effective immediately, unless a later date is stated, upon delivery of a written notice of such termination from the Company to the Executive. In the event the Executive elects to resign based upon a Constructive Termination Without Cause, the Executive shall give written notice thereof to the Company and state therein the effective date of such resignation which shall not be later than five (5) Business Days from the date of the written notice.

        (d)  Voluntary Termination.    A "Voluntary Termination" shall mean a termination of employment by the Executive on his own initiative other than a termination under Section 9(a) or 9(c). In the event of a Voluntary Termination, the Executive shall be entitled to:

          (i)    Base Salary at the rate in effect at the time of termination through the date of termination of employment;

          (ii)  reimbursement for expenses incurred but not yet reimbursed by the Company;

          (iii)  any deferred compensation, including any interest accrued on such deferred amounts; and

          (iv)  any other compensation and benefits to which the Executive may be entitled under applicable plans, programs and agreements of the Company.

A Voluntary Termination shall be effective upon the expiration of ten (10) days after written notice is delivered to the Company, unless another period of time is agreed to in writing by the Parties.

        (e)  No Mitigation; No Offset.    In the event of any termination of the Executive's employment under the Agreement, the Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due the Executive under the Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain.

11.
COVENANT NOT TO COMPETE

        (a)  During the Term of Employment and the one (1) year period following the termination thereof, the Executive shall not, without the prior written consent of the Company, directly or indirectly, for any reason, engage in, or assist, or have any interest in, including, without limitation, as a principal, consultant, employee, owner, shareholder, director, officer, partner, member, advisor, agent, or financier, in any entity that engages in Restricted Activities (as defined herein) in the United States or in any other country in which the Company is conducting business at the time of termination of the Executive's employment with the Company (the "Restricted Areas") or render services (including, without limitation, research, development, marketing or sales) to any entity engaged in competition with the Company or any of its affiliates in a Restricted Area, or have a financial interest in any such entity; provided, however, that this Section shall not prohibit an investment by the Executive not exceeding 1% of the outstanding securities of a publicly-traded company;

        (b)  "Restricted Activities" shall mean:

          (i)    Engaging in the design, development, promotion, marketing, distribution or sale of casino or gaming products of the type developed, promoted, marketed, distributed and/or sold by the Company; and

          (ii)  Engaging in research, development, promotion, marketing, distribution or selling of a product, process or service which can be substituted for any product, process or service of the Company.

        (c)  For purposes of this Section 11(a), an entity is "in competition with the Company" if it produces or distributes any product or performs any service which can be substituted for any of the products of the Company, or services performed by the Company.

        (d)  During the Term of Employment and the three (3) year period following the termination thereof, the Executive shall not, without the prior written consent of the Company, directly or indirectly, for any reason:

          (i)    approach, solicit or accept business from, or otherwise do business or communicate in any way with, any customer of the Company or any person who was a customer of the Company at any time during the twelve (12) months preceding the date of termination of the Executive's employment with the Company (except to the extent necessary solely to ascertain whether such person or entity is or was a customer of the Company) in connection with any Restricted Activity;

          (ii)  directly or indirectly influence any of the Company's employees to terminate their employment with the Company or accept employment with any other employee or solicit for employment, offer employment to or employ, whether for the Executive's own account or the account of any other person or entity; or

          (iii)  materially interfere with any of the Company's business relationships, including, without limitation, those with customers, suppliers, consultants, attorneys, and other agents, whether or not evidenced by written or oral agreements.

        As used in this Section 10, the "Company" shall include the Company and each of its Affiliates.

12.
COVENANTS TO PROTECT CONFIDENTIAL INFORMATION

        The Executive shall not, during the Term of Employment or anytime thereafter, without prior written consent of the Company, divulge, publish or otherwise disclose to any other person any Confidential Information regarding the Company except in the course of carrying out the Executive's responsibilities on behalf of the Company (e.g., providing information to the Company's attorneys, accountants, bankers, etc. who reasonably need to know such information) or if required to do so pursuant to the order of a court having jurisdiction over the subject matter or a summons, subpoena or order in the nature thereof of any legislative body (including any committee thereof and any litigation or dispute resolution method against the Company related to or arising out of this Agreement) or any governmental or administrative agency. As used in this Section 11, the "Company" shall include the Company and each of its affiliates.

13.
INDEMNIFICATION

        (a)  The Company shall indemnify the Executive to the fullest extent permitted by Nevada law in effect as of the date hereof against all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, fines, penalties, ERISA excise taxes and amounts paid in settlement) reasonably incurred by the Executive in connection with a Proceeding. For the purposes of this Section 12, a "Proceeding" shall mean any action, suit or proceeding by reason of the fact that the Executive is or was an officer, director or employee, trustee or agent of any other entity at the request of the company. The indemnification allowed by this section does not include suits initiated by the Executive against the Company.

        (b)  The Company shall advance to the Executive all reasonable costs and expenses incurred by the Executive in connection with a Proceeding within twenty (20) after receipt by the Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an agreement by the Executive to repay the amount of such advance if it is determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Company against such costs and expenses, under Nevada law.

        (c)  The Company shall not settle any Proceeding or claim in any manner which would impose on the Executive any penalty or limitation without the Executive's prior written consent. Moreover, the Executive shall not settle any proceeding subject to indemnification pursuant to this Section without the prior written consent of the Company. Neither the Company nor the Executive will unreasonably withhold its or the Executive's consent to any proposed settlement.

14.
ASSIGNABILITY; BINDING NATURE

        This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns. No rights or obligations under this Agreement may be assigned or transferred by the Executive or the Company except that (a) such rights or obligations of the Company may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in the Agreement, either contractually or as a matter of law, and (b) such obligations of the Company may be transferred by the Executive by will or pursuant to the laws of descent or distribution. The Company shall take all reasonable legal action necessary to effect such assignment and assumption of the Company's liabilities, obligations and duties under the Agreement in circumstances described in clause (a) of the preceding sentence.

15.
REPRESENTATION

        The Company and the Executive respectively represent and warrant to each other that each respectively is fully authorized and empowered to enter into this Agreement and that their entering into this Agreement and the performance of their respective obligations under this Agreement will not violate any agreement between the Company or the Executive respectively and any other person, firm organization or any law or governmental regulation.

16.
EFFECT OF TERMINATION

        Except as otherwise set forth in this Agreement, this Agreement shall continue in effect upon and after the termination of Executive's employment for any reason or the expiration of the Term of Employment to the extent necessary for the enforcement of any of its provisions that apply subsequent to any such termination or expiration.

17.
ENTIRE AGREEMENT

        This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties.

18.
AMENDMENT OR WAIVER

        This Agreement cannot be changed, modified or amended without the consent in writing of both the Executive and the Company. No waiver by either Party at any time of any breach by the other Party of any condition or provision of the Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

19.
SEVERABILITY

        In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. If any particular provision is prohibited by law in a particular jurisdiction, then the Parties agree that such particular provision shall not be enforceable in that jurisdiction only.

20.
SURVIVORSHIP

        Except as otherwise set forth in this Agreement, the respective rights and obligations of the Parties shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

21.
GOVERNING LAW

        This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada without reference to principles of conflict of law.

22.
SETTLEMENT OF DISPUTES

        (a)  When Required.    If a dispute arises regarding the interpretation of, arising out of, or related to this Agreement that cannot be resolved through informal means, the parties hereto shall submit such dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association if they can agree to do so, otherwise to formal arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association; provided, however that if the parties begin in mediation, any party to the dispute may require arbitration at any time upon written notice in accordance with the Commercial Arbitration Rules.

        (b)  Number of Arbitrators; Authority; Forum.    To the extent permitted by applicable law, arbitration proceedings shall be conducted by one arbitrator in Clark County, Nevada. Without limitation of his or her general authority, the arbitrator shall have the right to order reasonable discovery in accordance with the Nevada Rules of Civil Procedure. The final decision of the arbitrator shall be binding and enforceable without further legal proceedings in court or otherwise; provided, however, that any party may enter judgment upon the award in any court of competent jurisdiction. The final decision arising from arbitration shall be accompanied by a written opinion and decision, which shall describe the rationale underlying the award and shall include findings of fact and conclusions of law.

        (c)  Costs of Arbitration.    The parties to any mediation or arbitration proceeding shall each bear their own attorneys' fees and shall share the costs of the proceedings equally.

        (d)  Good Faith Participation.    All parties shall have a duty to participate in mediation or arbitration proceedings in good faith and to pursue the same in a timely manner.

        (e)  No Arbitration for Equitable Relief.    Notwithstanding any provision of this section, the requirement to mediate or arbitrate disputes shall not apply to any action for equitable relief with respect to this Agreement or any matter it contemplates. The forum for any such action shall be the appropriate court in Clark County, Nevada, and all parties agree to both subject matter and in personam jurisdiction in that forum for such purpose. The Executive expressly agrees that, in addition to any other rights or remedies which the Company may have, the Company shall be entitled to injunctive and other equitable relief to prevent a breach of Sections 10 and 11 by the Executive including a temporary restraining order or temporary injunction from any court of competent jurisdiction restraining any threatened or actual violation, and the Executive consents to the entry of such an order and injunction relief and waives the making of a bond or undertaking as a condition for obtaining such relief.

        (f)    Judgments.    Notwithstanding any provision of this section, the parties consent to the jurisdiction of the appropriate court in Clark County, Nevada, for the entry and enforcement of any judgment upon any arbitration award rendered, and all parties agree to both subject matter and in personam jurisdiction for such purposes.

23.
NOTICES

        Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give notice of:

    If to the Company or the Board of Directors:

      Paul-Son Gaming Corporation
      1700 South Industrial Road
      Las Vegas, Nevada 89102
      Attn: Chief Executive Officer

    With a copy to:

      CMS Bureau Francis Lefebvre—New York
      712 Fifth Avenue, 29th Floor
      New York, New York 10019
      Attn: Carina Levintoff, Esq.

    If to the Executive:

      Eric P. Endy
      8100 Moonstone Circle
      Las Vegas, Nevada 89128

24.
HEADINGS

        The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

25.
COUNTERPARTS

        This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26.
TAXES

        The Compensation payable is stated in gross amounts and shall be subject to such withholding taxes and other taxes as may be required by law.

        IN WITNESS WHEREOF, the undersigned have executed the Agreement as of the date first written above.

"Company"	"Executive"

PAUL-SON GAMING CORPORATION, a Nevada corporation
Eric P. Endy

By:

Its:

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  Exhibit 10.2
EXECUTIVE EMPLOYMENT AGREEMENT